Exhibit 99.3

PHARMACOPEIA INITIATES PHASE 2 HYPERTENSION STUDY WITH PS433540 (DARA)

First internal candidate to enter Phase 2 clinical development

September 17, 2007, Princeton, NJ - Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, today announced the initiation of a Phase 2a clinical study of PS433540, the company’s lead internal product candidate.  PS433540 is a dual-acting angiotensin and endothelin receptor antagonist (DARA) that is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540, the first and only DARA compound in development, possesses two clinically proven mechanisms of action in a single compound. The compound works by selectively blocking the action of two potent vasoconstrictor and mitogenic agents, angiotensin II (AII) and endothelin 1 (ET1), at their respective receptors. Preclinical studies have shown that PS433540 is highly selective for the AII receptor sub-type 1 and the ET receptor sub-type A.  As such PS433540 combines the properties of an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA) in the same molecule. There are considerable preclinical and initial clinical data suggesting that compared to either agent alone, simultaneously blocking the actions of both AII and ET1 may provide significantly improved treatment options for several cardiovascular diseases.

The objective of the Phase 2a randomized, double-blind, placebo-controlled, parallel-group study is to evaluate the compound’s safety and efficacy in subjects with Stage I and Stage II hypertension.  This multi-center trial is expected to enroll 170 subjects.  After a lead-in period, patients will be randomized into three study arms (placebo and two active arms of 200 mg and 500 mg) receiving PS433540 or placebo once daily for 28 days.  Following the four week treatment period, investigators will evaluate the patients’ change from baseline in mean 24-hour ambulatory systolic blood pressure; mean 24-hour ambulatory diastolic blood pressure; and mean seated systolic and diastolic blood pressure.

“We are very pleased to have initiated this important Phase 2a concept validation study of PS433540 approximately six months ahead of our original clinical development timeline,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “The goal of this study is to prove that PS433540 lowers blood pressure in hypertensive patients.”

Results from the initial Phase 1 trial of PS433540, a single ascending dose (SAD) study, indicated that the compound was well tolerated at all six doses administered ranging from 20 mg to 1,000 mg and that the compound has a half-life that is consistent with once daily administration. In the Phase 1 multiple ascending dose (MAD) study, 4 dose levels ranging from 50 mg to 500 mg did not produce safety or tolerability issues. Consistent with prior guidance, Pharmacopeia expects to report results of an on-going Phase 1 angiotensin II challenge study in September or early in the fourth quarter; and initiate a Phase 1 endothelin challenge study later this year. These studies are designed to evaluate the dual pharmacology of PS433540 in healthy individuals.

“We are approaching this Phase 2a study with great anticipation as it is designed to provide us with important initial indications regarding PS433540’s therapeutic potential in patients with cardiovascular disease,” stated Rene Belder, M.D., Pharmacopeia’s Vice President of Clinical and Regulatory Affairs.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which a Phase 2 clinical trial is underway. Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and three partnered programs in Phase 1 clinical trials targeting rheumatoid arthritis, oncology, and inflammatory disease. Four additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic alliances are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Amy P. Sharpless
Investor Relations Coordinator
(609) 452-3643
ir_pr@pharmacopeia.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.